Exhibit 5.1

July 2, 2021

Cadiz Inc. 550 South Hope Street, Suite 2850 Los Angeles, California 90071

Ladies and Gentlemen:

This opinion is furnished to Cadiz Inc. (the “Company”) in connection with a Registration Statement on Form S-3 (Registration No. 333-257159, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 17, 2021 and declared effective by the Commission on June 25, 2021, and the prospectus included therein and the related prospectus supplement dated July 2, 2021 (the “Prospectus Supplement”).

In connection with the execution by the Company, together with certain lenders, of the $50,000,000 Credit Agreement among Cadiz Inc. and Cadiz Real Estate LLC as Borrowers, the several lenders from time-to-time parties thereto (the “Lenders”) and B. Riley Securities, Inc., as Agent dated as of July 2, 2021 (the “Credit Agreement”), the Company (i) has issued to the Lenders, pursuant to the Credit Agreement and in accordance with the respective pro rata interests of the loans made by the Lenders pursuant to the Credit Agreement (the “Loans”), warrants to purchase an aggregate 1,000,000 shares of the Company’s common stock (the “Warrants”) and (ii) may issue up to 2,035,000 depositary shares (the “Depositary Shares”), each representing a 1/1000th fractional interest in a share of 8.875% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), upon conversion of the Loans pursuant to and in accordance with the terms of the Credit Agreement. The Depositary Shares will be evidenced by depositary receipt(s) issued against the deposit of up to 2,035 shares of Series A Preferred Stock (the “Preferred Shares”) pursuant to that certain deposit agreement, dated July 2, 2021 among the Company, Continental Stock Transfer & Trust Company and all holders from time to time of the depositary receipts issued thereunder.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

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July 2, 2021

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

The opinion expressed herein is limited to the applicable provisions of the General Corporation Law of the State of Delaware, the State of New York and the federal securities laws of the United States as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We assume the legal capacity of all natural persons, the genuineness of all signatures appearing on the documents examined by us, the authenticity and completeness of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, notarized, conformed or photostatic copies, or facsimiles. With respect to all matters of fact we have relied entirely upon the representations of the parties set forth in the documents we reviewed, and representations and certifications of officers of the Company we may obtain from the Company, and have assumed, with your permission and without independent inquiry or investigation, the accuracy of those representations and certificates.

Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion letter. We express no opinion as to the “blue sky” laws and regulations of any jurisdiction.

With regard to our opinion below concerning the Depository Shares and the Warrants:

(i)       Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)       Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)       We express no opinion as to any provision of the Deposit Agreement or Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Deposit Agreement, (b) contains a waiver of an inconvenient forum, (c) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (d) restricts non-written modifications and waivers, or (e) provides for a right or remedy which may be held to be arbitrary or unconscionable, a penalty or otherwise contrary to public policy, including rights to indemnity and contribution that are contrary to public policy.

Greenberg Traurig, LLP | Attorneys at Law

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July 2, 2021

(iv)       We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Deposit Agreement or Warrants.

Based and relying upon and subject to the foregoing, we are of the opinion that (i) the Warrants are validly issued, fully paid and nonassessable and the Warrants will be binding obligations of the Company, and assuming the Warrants are exercised in accordance with their terms, the common stock issued upon exercise of the Warrants will be validly issued, fully paid and nonassessable; (ii) assuming the Company receives the payment of the consideration pursuant to the Credit Agreement for the Preferred Shares, certificates evidencing the Preferred Shares are duly executed and delivered in accordance with Delaware law and the Preferred Shares are recorded on the stock ledger of the Company, the Preferred Shares will, when issued, be validly issued, fully paid and nonassessable; and (iii) the receipts evidencing the Depositary Shares, when issued under the Deposit Agreement against deposit of the Preferred Shares by the Company in accordance with the Deposit Agreement against payment therefor, will entitle the registered holders thereof to the rights specified in the Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated July 2, 2021, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law

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